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                                                                    Exhibit 99.7

FROM:     VirtualFund.com, Inc.

CONTACT   Dennis B. McGrath-
          McGrath-Buckley Communications Counseling
          651-646-4115 -or- dennis@mcgrath-buckley.com

                       VIRTUALFUND ANSWERS MASTERS' SUIT,
                          FILES NUMEROUS COUNTERCLAIMS

MINNEAPOLIS, Dec. 21, 2000. VirtualFund.com, Inc. today filed documents in Hennepin County District Court denying each and every claim charged by the company's former chief executive officer and president Melvin Masters. In addition to its answers to Masters' lawsuit, VirtualFund also asserted several counterclaims against Masters, charging him with breach of fiduciary duty to the company and its shareholders and with a variety of financial improprieties.

VirtualFund terminated Masters for insubordination and breach of fiduciary duty on December 19 because he continued to pursue a relationship with Manugistics, Inc., a Maryland-based software company, in defiance of a directive from the board that he delay that action. The company also contends that Masters ignored the board's directive to evaluate its electronic business-to-business strategy, to prevent further deterioration of its cash position and to cease a stock repurchase program.

In today's filing, VirtualFund vigorously denied all of the charges Masters enumerated in a lawsuit originally filed against the company and its directors on December 1. On December 5th, Hennepin County District Court Judge Beryl Nord denied Master's attempts to obtain a temporary restraining order that would have nullified his original suspension by the board. The court also rejected Masters' request for a preliminary injunction, his call for an immediate meeting of shareholders and demands for other relief. Masters has requested another hearing on January 5, 2001, to consider these issues again.

"In our answers filed today, the company makes it clear that it is Melvin Masters who breached his fiduciary duty as CEO of the company," said Timothy R. Duoos, vice chairman of the board. "By refusing to deal with the board's concerns over the deterioration of the company's cash position and continuing to spend millions of dollars on the Manugistics' relationship despite the board's directive against proceeding, Masters breached his responsibility, not just to the board but to shareholders. This is not his company. It is the shareholders' company," Duoos added."

                                     -more-
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VirtualFund - Page 2.

Among the many counterclaims in today's court filing, VirtualFund specifies that
Masters:

         o Willfully caused a faulty Deed of Trust to be delivered to the company as collateral for amounts he borrowed from the company.

         o Has used company funds for variety of personal expenses, including, among other things, to pay expenses for a home arrest monitoring system required to be worn by Masters' fourth wife's son; to pay for flying lessons for Masters and his wife; to pay rent on a Tiburon, California apartment used primarily by his wife; and to purchase video equipment, furniture, firearms and groceries that were for his personal use.

         o Has failed to repay over $1.6 million in personal loans and cash advances from the company that are due and payable.

VirtualFund says it is continuing its investigation of internal expenditures and use of the company's cash by Masters and "other related party transactions between Masters and the company in which the company believes defendant Masters may have defrauded the company."

The company's answer and counterclaim also state that as a result of Masters' violations of Minnesota corporate law covering his duty to ensure that all orders and resolutions of the company's board of directors are carried out, VirtualFund has "suffered and will continue to suffer substantial harm and is entitled to an award of damages against Masters."